EXHIBIT 99

PRESS RELEASE

Peoples Financial Services Corp. Third Quarter Earnings Report

Net income through nine months in 2006 was $3,022,000 compared to $3,182,000 for the same period in 2005. For the quarter ended September 30, 2006, net income was $985,000 compared to $720,000 for the quarter ended September 30, 2005. Costs related to flooding which occurred in the region on June 27 and 28 and caused damages to six of the twelve Company offices were recognized in the third quarter of 2006. The amount of loss realized through September 30, 2006 was $151,000. Further contributing to the decrease in year to date net income, a flat yield curve for much of 2006 has caused a decrease to the net interest income realized by the Company. Net interest income for the first nine months of 2006 was $9,123,000 which compares to $9,392,000 for the nine month period ended September 30, 2005. This is a decrease of $269,000, or 2.86%. For the quarter ended September 30, 2006, net interest income was $3,044,000 compared to $3,106,000 for the same period in 2005. This too was a decrease of $62,000, or 2.00%

Total assets on September 30, 2006 were $411,604,000, which compares to $386,400,000 as of September 30, 2005. Total assets were also up when compared to the December 31, 2005 figure of $391,198,000. Compared to the September 30, 2005 figure of $248,684,000, net loans were up 6.89% at $265,808,000 as of September 30, 2006. On December 31, 2005, net loans were $256,870,000.

Deposits totaled $318,708,000 as of September 30, 2006, compared to $293,363,000 on September 30, 2005, an increase of 8.64%. Total deposits were $296,962,000 as of December 31, 2005.

Peoples Financial Services Corp., Hallstead Pennsylvania, is the parent company of Peoples National Bank, an independent community bank with ten community offices. The community office locations are: Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York, and Peoples Advisors, LLC, a member-managed limited liability company for the purpose of providing investment advisory services to the general public.

Except for the historical information, this press release may contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties in the banking industry and overall economy. Such risks and uncertainties are detailed in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.